                         Exhibit 12.3 - COMPUTATION OF RATIO OF ADJUSTED EBITDA TO INTEREST EXPENSE
                                                 CONTINENTAL RESOURCES, INC.
                                                                    YEAR ENDED DECEMBER 31,
                               --------------------------------------------------------------------------------------------
                                    1998               1999                2000                2001                 2002
                               --------------------------------------------------------------------------------------------

NET INCOME (LOSS)                 (17,980)            3,920              37,780               11,667             (20,032)

INCOME TAXES                            -                 -                   -                    -                   -

INTEREST EXPENSE                   12,826            17,370              16,514               15,674              18,401

DD&A                               30,198            19,549              19,552               27,731              31,380

PROPERTY IMPAIRMENTS               10,165             5,154               5,631               10,113              25,686

EXPLORATION EXPENSE                 5,468             3,191               9,965               15,863              10,229

LITIGATION SETTLEMENT                   -                 -                   -                    -                   -

ADJUSTED EBITDA (1)                40,677            49,184              89,442               81,048              65,664

TOTAL ADJUSTED EBITDA TO
INTEREST EXPENSE                        3.2               2.8                 5.4                  5.2                 3.6
---------------

(1)  ADJUSTED EBITDA  represents  earnings before interest expense,  income taxes,  depreciation,  depletion,  amortization, property impairments and exploration expense,  excluding proceeds from litigation settlements.  EBITDA is not a measure of cash flow as  determined  by generally  accepted  accounting  principles  ("GAAP").  Adjusted  EBITDA  should not be considered as an alternative to, or more meaningful than, net income or cash flow as determined in accordance with GAAP or as an indicator of a company's operating  performance or liquidity.  Certain items excluded from Adjusted EBITDA are significant  components in understanding  and assessing a company'  financial  performance,  such as a company' cost of capital and tax structure,  as well as historic costs of depreciable  assets,  none of which are components of Adjusted
     EBITDA. The Company's computations of Adjusted EBITDA may not be comparable to other similarly titled measures of other companies. The Company believes that Adjusted EBITDA is a widely followed measure of operating performance and may also be used by investors to measure the Company' ability to meet future debt service requirements, if any.